As filed with the Securities and Exchange Commission on November 9, 2018

No. 333-224874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NiSource Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2108964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shawn Anderson

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Robert J. Minkus, Esq.

Schiff Hardin LLP

233 South Wacker Drive, Suite 7100

Chicago, Illinois 60606

(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 2 is being filed by NiSource Inc. to convert the registration statement on Form S-1 (registration no. 333-224874), which became effective on May 21, 2018, into a registration statement on Form S-3. This Post-Effective Amendment No. 2 also contains an updated prospectus so that the information contained or incorporated therein is current as of the date of filing.

All filing fees payable in connection with the registration of the common stock covered by this Post-Effective Amendment No. 2 were previously paid.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated November 9, 2018

PROSPECTUS

NiSource Inc.

17,025,578 Shares of Common Stock

This prospectus relates to the resale of up to 17,025,578 shares of common stock, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered hereby in a private placement that closed on May 4, 2018. We are registering the offer and sale of common stock to satisfy registration rights we granted to the selling stockholders in connection with the private placement. We have agreed to bear all of the expenses incurred in connection with the registration of the common stock. The selling stockholders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of the common stock.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The common stock to which this prospectus relates may be offered and sold from time to time by the selling stockholders directly or through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.” For a list of the selling stockholders, see “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements before you invest. You also should read the documents described under “Where You Can Find More Information” in this prospectus for information about us and our financial statements.

Our common stock is listed on the New York Stock Exchange under the symbol “NI.” On November 8, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $25.96 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2018.

Neither we nor the selling stockholders have authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our common stock.

We urge you to read carefully the entire prospectus and the documents incorporated by reference in this prospectus, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus. You should read carefully the “Risk Factors” section on page 4 of this prospectus and the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in NiSource’s Annual Report on Form 10-K for the year ended December 31, 2017 and in NiSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, each of which is incorporated by reference for more information about important risks that you should consider before investing in our common stock.

Unless the context requires otherwise, “we,” “us” or “our” refer collectively to NiSource Inc. and its subsidiaries.

NiSource Inc.

Overview. NiSource is an energy holding company whose subsidiaries are fully regulated natural gas and electric utility companies serving approximately 3.9 million customers in seven states. We are one of the nation’s largest natural gas distribution companies, as measured by number of customers. Our principal subsidiaries include NiSource Gas Distribution Group, Inc., a natural gas distribution company, and Northern Indiana Public Service Company LLC, or NIPSCO, a gas and electric company. NiSource derives substantially all of its revenues and earnings from the operating results of these rate-regulated businesses. Our primary business segments are:

•	Gas Distribution Operations; and

•	Electric Operations.

On July 1, 2015, we completed the spin-off of our former subsidiary Columbia Pipeline Group, Inc., which comprised all of our Columbia Pipeline Group Operations segment prior to that time.

Business Strategy. We focus our business strategy on our core, rate-regulated asset-based businesses, with most of our operating income generated from the rate-regulated businesses. NiSource’s utilities continue to move forward on core infrastructure and environmental investment programs supported by complementary regulatory and customer initiatives across all seven states in which we operate. Our goal is to develop strategies that benefit all stakeholders as we address changing customer conservation patterns, develop more contemporary pricing structures and embark on long-term investment programs. These strategies will help improve reliability and safety, enhance customer services and reduce emissions while generating sustainable returns.

Gas Distribution Operations. Our natural gas distribution operations serve approximately 3.5 million customers in seven states and operate approximately 60,000 miles of pipeline. Through our wholly-owned subsidiary NiSource Gas Distribution Group, Inc., we own six distribution subsidiaries that provide natural gas to approximately 2.6 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky, Maryland and Massachusetts. We also distribute natural gas to approximately 830,000 customers in northern Indiana through our wholly-owned subsidiary NIPSCO.

Electric Operations. We generate, transmit and distribute electricity through our subsidiary NIPSCO to approximately 469,000 customers in 20 counties in the northern part of Indiana and engage in wholesale and transmission transactions. NIPSCO owns and operates two coal-fired electric generating stations. The two operating facilities have a net capability of 2,094 megawatts. NIPSCO completed the retirement of the coal-fired generating units at its Bailly Generating Station on May 31, 2018. NIPSCO also owns and operates Sugar Creek, a combined cycle gas turbine plant with a net capability of 535 megawatts, three gas-fired generating units located at NIPSCO’s coal-fired electric generating stations with a net capability of 196 megawatts and two hydroelectric generating plants with a net capability of 10 megawatts. These facilities provide for a total system operating net capability of 2,835 megawatts. NIPSCO’s transmission system, with voltages from 69,000 to 345,000 volts, consists of 2,843 circuit miles. NIPSCO is interconnected with five neighboring electric utilities. During the year ended December 31, 2017, NIPSCO generated 65.2% and purchased 34.8% of its electric requirements.

Our executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

The Offering

Issuer:	NiSource Inc.

Common stock to be offered by the selling stockholders:	17,025,578 shares of common stock.

Common stock outstanding as of November 8, 2018:	369,667,037 shares of common stock.

Use of proceeds:	We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

NYSE ticker symbol:	“NI”

Risk factors:	See the “Risk Factors” section of this prospectus for more information.

WHERE YOU CAN FIND MORE INFORMATION

NiSource is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document NiSource files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including NiSource.

The SEC allows us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

our Current Reports on Form 8-K, as filed with the SEC on January 26, 2018, March 29, 2018, April 19, 2018, May 2, 2018 (reporting Items 1.01, 7.01 and 9.01 but only incorporating by reference the information filed, and not furnished, therein), May 7, 2018, May 9, 2018, June 12, 2018, September 5, 2018 (as amended by our Current Report on Form 8-K/A filed on October 24, 2018), September 27, 2018 and November 1, 2018 (reporting Items 1.01, 8.01 and 9.01);

•	the description of our common stock contained in our definitive joint proxy statement/prospectus dated April 24, 2000; and

•	any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for those documents should be directed to Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990. In addition, each document incorporated by reference is readily accessible on our website at www.nisource.com. Except for the documents listed above, the information contained on our website or that can be accessed through our website is not incorporated by reference herein.

We have filed with the SEC under the Securities Act a registration statement on Form S-3 of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement and its exhibits. We strongly encourage you to read carefully the registration statement and its exhibits. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

RISK FACTORS

Investing in our common stock involves risk. Please see the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in NiSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the risks described below and other information contained or incorporated by reference in this prospectus and any supplemental prospectus. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks described herein and in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Sales of shares in connection with this offering may cause the market price of our common stock to decline.

On May 2, 2018, we entered into a common stock subscription agreement with the selling stockholders pursuant to which we sold to the selling stockholders, in a private placement, an aggregate of 24,964,163 newly issued shares of our common stock. We have agreed to file the registration statement of which this prospectus forms a part to register with the SEC the resale of such shares of common stock by the selling stockholders, and the shares we sold in the private placement may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and in the documents incorporated by reference contain “forward-looking statements,” within the meaning of the securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning NiSource’s plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations include, among other things, our debt obligations; any changes in our credit rating; our ability to execute our growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; advances in technology; any damage to our reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO’s electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; impacts from the Greater Lawrence, Massachusetts gas distribution system incident (including any changes in management’s estimates or assumptions regarding financial impact, the timing and amount of insurance recoveries, the outcomes of governmental investigations, changes to state and federal legislation or regulation impacting our operating practices, and our ability to recover our costs through rates or offset them through operational or other cost savings); the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified workforce; the ability of our subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc. on July 1, 2015; our ability to manage new initiatives and organizational changes; the performance of certain third-party suppliers upon which we rely; our ability to obtain sufficient insurance coverage; and other matters set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, many of which risks are beyond our control. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. See “Selling Stockholders.” We will not receive any proceeds from the sale of common stock in this offering.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale of up to an aggregate of 17,025,578 shares of common stock by the selling stockholders identified below. The selling stockholders acquired the shares of common stock offered hereby in a private placement that closed on May 4, 2018. On May 2, 2018, we entered into a registration rights agreement with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of the common stock held by the selling shareholders from time to time.

The table below sets forth:

•	the names of the selling stockholders;

•

the number and percentage of shares of common stock beneficially owned by the selling stockholders prior to the selling stockholders’ offering of the shares of common stock pursuant to this prospectus;

•	the maximum number of shares of common stock which may be offered by the selling stockholders pursuant to this prospectus; and

•

the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the offering of common stock pursuant to this prospectus, assuming all shares of common stock being offered are sold by the selling stockholders and that the selling stockholders do not acquire any additional shares of common stock.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose.

The information in the table below (other than the percentages of outstanding common stock beneficially owned) was furnished by or on behalf of the selling stockholders and is as of October 15, 2018. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. We have not sought to verify such information. Except as may be noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the relevant agreement between us and the selling stockholders.

The selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus. Because the selling stockholders identified in the table may sell some or all of the shares of common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares covered by this prospectus that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock they hold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which they provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that the selling stockholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may own.

	Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Being Offered Hereby	Common Stock Beneficially Owned After Completion of the Offering**
	Shares	Percentage(1)		Shares	Percentage(1)
Selling Stockholders:
Funds advised by Capital Research and Management Company(2)	7,239,836	1.99%	7,235,607	4,229	*
MFS Series Trust VI—MFS Utilities Fund(3)	385,647	*	385,647	0	*
MainStay VP Funds Trust—MainStay VP MFS Utilities Portfolio(3)	147,267	*	147,267	0	*
SunAmerica Series Trust—SA MFS Telecom Utility Portfolio(3)	4,132	*	4,132	0	*
John Hancock Variable Insurance Trust—Utilities Trust(3)	31,522	*	31,522	0	*
MFS Variable Insurance Trust—MFS Utilities Series(3)	172,987	*	172,987	0	*
Citadel Global Equities Master Fund Ltd.(4)	13,469	*	13,469	0	*
Citadel Multi-Strategy Equities Master Fund Ltd.(4)	189,867	*	189,867	0	*
ZP Master Utility Fund, Ltd.(5)	10,958,385	3.02%	2,126,342	8,832,043	2.43%
P Zimmer Ltd.(6)	756,866	*	138,809	618,057	*
Advanced Series Trust—AST T. Rowe Price Allocation Portfolio(7)	685,547	*	171,874	513,673	*
State Universities Retirement System of Illinois(7)(8)	59,942	*	14,746	45,196	*
Famandsforeningen PenSam Invest(7)(8)	289,428	*	78,018	211,410	*
SunAmerica Series Trust – SA T. Rowe Price VCP Balanced Portfolio(7)(8)	63,524	*	14,905	48,619	*
SunAmerica Series Trust—SA T. Rowe Price Asset Allocation Growth Portfolio(7)(8)	4,200	*	439	3,761	*
T. Rowe Price Capital Opportunity Fund, Inc.(7)	107,991	*	23,431	84,560	*
T. Rowe Price Institutional U.S. Structured Research Fund(7)	94,765	*	24,070	70,695	*
T. Rowe Price U.S. Equities Trust(7)	133,558	*	29,097	104,461	*
T. Rowe Price Balanced Fund, Inc.(7)	199,449	*	53,615	145,834	*
Penn Series Fund, Inc.—Flexibly Managed Fund(7)	2,202,540	*	208,795	1,993,745	*
Voya Investors Trust—VY T. Rowe Price Capital Appreciation Portfolio(7)(8)	3,595,086	*	338,549	3,256,537	*
T. Rowe Price Capital Appreciation Trust(7)	238,781	*	22,166	216,615	*
Jackson Variable Series Trust—JNL/T. Rowe Price Capital Appreciation Fund(7)	1,939,115	*	155,160	1,783,955	*
T. Rowe Price Capital Appreciation Fund, Inc.(7)	17,270,104	4.75%	1,585,376	15,684,728	4.32%
Great-West Funds, Inc.—Great-West T. Rowe Price Equity Income Fund(7)	403,021	*	33,841	369,180	*
Voya Investors Trust—VY T. Rowe Equity Income Portfolio(7)(8)	443,207	*	36,890	406,317	*
Northwestern Mutual Series Fund, Inc.—Equity Income Portfolio(7)	410,852	*	32,854	377,998	*
T. Rowe Price Equity Income Trust(7)	1,548,731	*	121,031	1,427,700	*
MML Series Investment Fund—MML Equity Income Fund(7)	246,922	*	20,142	226,780	*
Prudential Retirement Insurance and Annuity Company(7)	89,665	*	7,305	82,360	*
MainStay VP Funds Trust—MainStay VP T. Rowe Price Equity Income Portfolio(7)	377,847	*	31,607	346,240	*
T. Rowe Price Equity Income Fund, Inc.(7)	10,660,000	2.93%	865,447	9,794,553	2.70%
T. Rowe Price Equity Income Portfolio(7)	365,146	*	28,986	336,160	*

	Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Being Offered Hereby	Common Stock Beneficially Owned After Completion of the Offering**
	Shares	Percentage(1)		Shares	Percentage(1)
JNL Series Trust—JNL/T. Rowe Price Value Fund(7)	989,703	*	294,753	694,950	*
Minnesota Life Insurance Company(7)	73,378	*	20,035	53,343	*
Advanced Series Trust—AST T. Rowe Price Growth Opportunities Portfolio(7)	61,301	*	14,291	47,010	*
Advanced Series Trust—AST T. Rowe Price Diversified Real Growth Portfolio(7)	2,301	*	507	1,794	*
Costco 401(k) Retirement Plan(7)	55,210	*	15,507	39,703	*
MassMutual Select Funds—MassMutual Select T. Rowe Price Large Cap Blend Fund (7)	98,828	*	21,352	77,476	*
T. Rowe Price U.S. Value Equity Trust(7)	1,980,172	*	484,521	1,495,651	*
T. Rowe Price Value Fund, Inc.(7)	5,387,971	1.48%	1,539,025	3,848,946	1.06%
T. Rowe Price Personal Strategy Income Fund(7)	49,813	*	13,971	35,842	*
T. Rowe Price Personal Strategy Balanced Fund(7)	76,473	*	23,781	52,692	*
T. Rowe Price Personal Strategy Growth Fund(7)	108,924	*	30,123	78,801	*
T. Rowe Price Personal Strategy Balanced Portfolio(7)	6,341	*	1,805	4,536	*
T. Rowe Price Global Allocation Fund, Inc.(7)	17,409	*	2,721	14,688	*
T. Rowe Price New Era Fund, Inc.(7)	2,019,112	*	144,812	1,874,300	*
T. Rowe Price Real Assets Fund, Inc.(7)	442,567	*	32,667	409,900	*
Shriners Hospital for Children(7)	79,434	*	5,634	73,800	*
T. Rowe Price Real Assets Trust I(7)	190,251	*	12,938	177,313	*
Cystic Fibrosis Foundation(7)	52,146	*	4,446	47,700	*
Advanced Series Trust—AST T. Rowe Price Natural Resources Portfolio(7)	239,228	*	18,696	220,532	*

*	Denotes stock ownership is less than 1%.
(1)	As of October 15, 2018, there were 363,259,110 shares of common stock outstanding.
(2)

Includes 4,599,128 shares of common stock held by Capital Income Builder (“CIB”), 2,636,479 shares of common stock held by American Mutual Fund (“AMF”), and 4,229 shares of common stock held by Capital Group Capital Income Builder (LUX) (“CIBLUX,” and, together with CIB and AMF, the “CRMC Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser to each of the CRMC Stockholders. CRMC and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of all of the securities held by the CRMC Stockholders; however, each of CRMC and CRGI expressly disclaims that it is the beneficial owner of such securities. James B. Lovelace, Joyce E. Gordon, David A. Hoag, Winnie Kwan, David M. Riley, Bradley J. Vogt, Steven T. Watson, Grant L. Cambridge, L. Alfonso Barroso, David S. Lee, Fergus N. MacDonald and Philip Winston, as portfolio managers, have voting and investment power over the securities held by CIB and CIBLUX. Joyce E. Gordon, William L. Robbins, James B. Lovelace, James Terrile, Dylan Yolles, Cheryl E. Frank and Bradley J. Vogt, as portfolio managers, have voting and investment power over the securities held by AMF. Each of the CRMC Stockholders acquired the shares being registered hereby in the ordinary course of its business.

(3)

Massachusetts Financial Services Company, a Delaware corporation registered as an investment adviser with the SEC (“MFS”), has voting and dispositive power over the shares owned by the MFS advised entities listed in the above table.

(4)	Citadel Advisors LLC (“Citadel”) has voting and dispositive power over the shares owned by the Citadel-advised entities listed in the above table.
(5)

Zimmer Partners, LP serves as investment manager to ZP Master Utility Fund, Ltd. Stuart J. Zimmer, managing member of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP, has control of ZP Master Utility Fund, Ltd.

(6)	Zimmer Partners, LP serves as investment manager to P Zimmer Ltd. Stuart J. Zimmer, managing member of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP, has control of P Zimmer Ltd.

(7)

T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser, as applicable, with the power to direct investments and/or, except as otherwise noted, sole power to vote the shares owned by the TRPA-advised entities listed in the above table. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares owned by the TRPA-advised entities listed in the above table being registered for resale pursuant to the registration statement of which this prospectus forms a part; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such shares. TRPA is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser or subadviser to the TRPA managed entities listed in the table above. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price provides brokerage services through this subsidiary primarily to complement the other services provided to shareholders of the T. Rowe Price funds. The T. Rowe Price Proxy Committee establishes voting recommendations that are distributed to the firm’s portfolio managers as voting guidelines. Ultimately, the portfolio managers (or their designees) decide how to vote on the proxy proposals of companies in their portfolios. See the firm’s website for additional information about proxy voting policies (troweprice.com).

(8)	TRPA-advised entity has sole voting power. TRPA has no voting power.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of NiSource consists of 420,000,000 shares, $0.01 par value, of which 400,000,000 are common stock and 20,000,000 are preferred stock.

Common Stock

NiSource common stock is listed on the New York Stock Exchange under the symbol “NI.” Common stockholders may receive dividends if and when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations to any preferred stockholders have been satisfied. All common stock will be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive rights or cumulative voting rights. Common stockholders will be notified of any stockholders’ meeting according to applicable law. If NiSource liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

Anti-Takeover Provisions

The certificate of incorporation of NiSource includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. Stockholders may not cumulate their votes, and stockholder action may be taken only at a duly called meeting and not by written consent. The board of directors may, without approval of stockholders, issue one or more series of preferred stock and determine the number of shares of each series, the rights, preferences and limitations of each series, including any dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of NiSource and make it harder to remove incumbent management. In addition, NiSource’s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.

NiSource is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. The selling stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the common stock offered by this prospectus directly by such individual, through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis, on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders will determine the prices at which they may sell shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which the prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. The selling stockholders may also sell common stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 and, in the case of a principal transaction, a markup or markdown in compliance with Rule 2121.

In connection with sales of the common stock under this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver shares of common stock to close their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use the common stock registered on the registration statement of which this prospectus forms a part to cover short sales of the common stock made prior to the date the registration statement has been declared effective by the SEC.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the common stock for whom they may act as agents. In addition, the selling stockholders and any underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the registration rights agreement entered into with the selling stockholders, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of our common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of our common stock. All other expenses of issuance and distribution will be borne by the selling stockholders.

The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

Schiff Hardin LLP, Chicago, Illinois, has passed upon the validity of the securities offered by this prospectus for us.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the NiSource Inc. Annual Report on Form 10-K, and the effectiveness of NiSource Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to NiSource’s spin-off of its subsidiary Columbia Pipeline Group, Inc. on July 1, 2015 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Amount
SEC registration fee	$79,318
Accountants’ fees and expenses	$50,000
Legal fees and expenses	$250,000
Printing and engraving expenses	$15,000
Transfer agent and registrar fees	$3,750

Total	$398,068

Item 15. Indemnification of Directors and Officers.

Section B.1. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, pursuant to Section 145 of the General Corporation Law of Delaware, provides that NiSource Inc. will, to the fullest extent permitted by applicable law, as then in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such investigation, claim, action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, pursuant to Section 145 of the General Corporation Law of Delaware, also provides that if the investigation, claim, action, suit or proceeding is a derivative action (meaning one brought by or on behalf of the corporation), NiSource Inc. will, to the extent permitted by applicable law, as then in effect, indemnify any person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any investigation, claim, action, suit, proceeding or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

NiSource Inc.’s Amended and Restated Certificate of Incorporation, as amended, and the General Corporation Law of Delaware permits NiSource Inc. and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. NiSource Inc. currently maintains such liability insurance.

Item 16. Exhibits.

Reference is made to the information in the Exhibit Index filed as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are filed as part of the registration statement or are incorporated by reference:

Exhibit Number	Document Description

4.1	Indenture, dated as of March 1, 1988, by and between Northern Indiana Public Service Company (“NIPSCO”) and Manufacturers Hanover Trust Company, as Trustee (incorporated by reference to Exhibit 4 to the NIPSCO Registration Statement (Registration No. 33-44193)). (P)

4.2	First Supplemental Indenture, dated as of December 1, 1991, by and between NIPSCO and Manufacturers Hanover Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the NIPSCO Registration Statement (Registration No. 33-63870)). (P)

4.3	Second Supplemental Indenture, dated as of February 12, 2018, by and between NIPSCO and The Bank of New York Mellon, solely as successor trustee under the Indenture dated as of March 1, 1988 between the Company and Manufacturers Hanover Trust Company, as original trustee (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form 10-Q filed on May 2, 2018).

4.4	Indenture Agreement, dated as of February 14, 1997, by and between NIPSCO Industries, Inc., NIPSCO Capital Markets, Inc. and Chase Manhattan Bank as trustee (incorporated by reference to Exhibit 4.1 to the NIPSCO Industries, Inc. Registration Statement (Registration No. 333-22347)).

4.5	Second Supplemental Indenture, dated as of November 1, 2000, by and among NiSource Capital Markets, Inc., NiSource Inc., New NiSource Inc., and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4.45 to the NiSource Inc. Form 10-K for the period ended December 31, 2000).

4.6	Third Supplemental Indenture, dated as of November 30, 2017, between NiSource Inc. and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.2 to the NiSource Inc. Form 8-K filed on December 1, 2017).

4.7	Indenture, dated November 14, 2000, among NiSource Finance Corp., NiSource Inc., as guarantor, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form S-3, dated November 17, 2000 (Registration No. 333-49330)).

4.8	Second Supplemental Indenture, dated as of November 30, 2017, between NiSource Inc. and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.4 to Post-Effective Amendment No. 1 to Form S-3 filed November 30, 2017 (Registration No. 333-214360)).

4.9	Third Supplemental Indenture, dated as of June 11, 2018, by and between NiSource Inc. and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form 8-K filed on June 12, 2018).

4.10	Form of 3.490% Notes due 2027 (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form 8-K filed on May 17, 2017).

4.11	Form of 4.375% Notes due 2047 (incorporated by reference to Exhibit 4.2 to the NiSource Inc. Form 8-K filed on May 17, 2017).

4.12	Form of 3.950% Notes due 2048 (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form 8-K filed on September 8, 2017).

4.13	Form of 2.650% Notes due 2022 (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form 8-K filed on November 14, 2017).

5.1	Opinion of Schiff Hardin LLP.*

23.1	Consent of Deloitte & Touche LLP.**

24.1	Powers of Attorney (included on signature pages).*

24.2	Power of Attorney of Theodore H. Bunting, Jr.*

*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on November 9, 2018.

NISOURCE INC.
(Registrant)

By:	/s/ Joseph Hamrock
Name: Joseph Hamrock
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Hamrock Joseph Hamrock	President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2018

* Donald E. Brown	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2018

* Joseph W. Mulpas	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 9, 2018

* Richard L. Thompson	Chairman and Director	November 9, 2018

* Peter A. Altabef	Director	November 9, 2018

* Theodore H. Bunting, Jr.	Director	November 9, 2018

* Eric L. Butler	Director	November 9, 2018

* Aristides S. Candris	Director	November 9, 2018

* Wayne S. DeVeydt	Director	November 9, 2018

* Deborah A. Henretta	Director	November 9, 2018

* Michael E. Jesanis	Director	November 9, 2018

* Kevin T. Kabat	Director	November 9, 2018

* Carolyn Y. Woo	Director	November 9, 2018

* By:	/s/ Shawn Anderson Shawn Anderson, Attorney-in-fact